Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS
OF SERIES A-1, SERIES A-2 AND SERIES A-3 PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp.), a corporation organized and existing under the DGCL (hereinafter called the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:
WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Certificate”) authorizes the issuance of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”) in one or more series; and expressly authorizes the Board of Directors of the Company (the “Board” or “Board of Directors”), subject to limitations prescribed by the Requirements of Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series;
WHEREAS, the Board, pursuant to its authority as aforesaid, designated a series of Preferred Stock, par value $0.0001 per share, as the Series A Preferred Stock (under and as defined in the September 2022 Certificate of Designation), by resolution dated September 29, 2022;
WHEREAS, the Company, in accordance with Sections 103 and 151 of the DGCL, filed a certificate of designation on September 29, 2022 (the “September 2022 Certificate of Designation”), with the Secretary of State of the State of Delaware to set the number of shares constituting the Series A Preferred Stock (under and as defined in the September 2022 Certificate of Designation), and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof;
WHEREAS, 85,000 shares of the Company’s Series A Preferred Stock are issued and outstanding as of the date hereof;
WHEREAS, a certificate of amendment (“Certificate of Amendment”) to the September 2022 Certificate of Designation has been duly adopted and approved by the Board in accordance with the provisions of Sections 141 and 242 of the DGCL;
WHEREAS, the Certificate of Amendment has been duly adopted and approved by the Preferred Majority Holders (under and as defined in the September 2022 Certificate of Designation) and consented to by such other Holders as required by the September 2022 Certificate of Designation.
NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate, the Board of Directors hereby amends and restates the September 2022 Certificate of Designation in its entirety as set forth herein and hereby creates and fixes the series, designations, powers, preferences and other rights, and the qualifications, limitations or restrictions, of the Preferred Stock to be issued hereunder, as follows:
Section 1. Designation. The Series A Preferred Stock (as defined in the September 2022 Certificate of Designation) that is not currently held by the Series A Investor shall be re-classified as “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”), the Series A Preferred Stock (as defined in the September 2022 Certificate of Designation) that is held by the Series A Investor shall be re-classified as “Series A-2 Preferred Stock” (the “Series A-2 Preferred Stock”) and the Company shall create and issue a new series of Preferred Stock of the Company par value $0.0001 per share, classified as “Series A-3 Preferred Stock” (the “Series A-3 Preferred Stock”). The number of authorized shares constituting the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock shall be 10,000, 75,000 and 15,000, respectively. Subject to the provisions of Section 8, that number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock of any series then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof and (b) the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.
Section 2. Ranking. The Series A Preferred Stock of each series will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights:
(a)on a parity basis with each other and with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Parity Stock”);
(b)junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Senior Stock”); and
(c)senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Junior Stock”).
The Company’s ability to issue Parity Stock, Senior Stock and Junior Stock shall be subject in all respects to the provisions of Section 8, and the Company shall not, and shall not be permitted to, issue any Parity Stock, Senior Stock or Junior Stock in violation thereof. The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable or convertible into Parity Stock, Senior Stock or Junior Stock, as the case may be.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:
“A-2 and A-3 Majority Holders” means, at any time of determination, the Holders of a majority of outstanding shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock acting as one class, as modified by Section 8(a).
“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share through the most recent Dividend Payment Date on or prior to such date pursuant to Section 4(b) or Section 11, whether or not declared, but that have not, as of such date, been paid in cash.
“Acquisition” has the meaning set forth in Section 8(b)(x).
“Additional Holders” has the meaning set forth in Section 8(b).
“Adjusted EBITDA” shall have the meaning ascribed to such term as set forth in the Earnings Release for Q2 2023 issued by the Company on August 15, 2023; provided, however, if, during the period for which Adjusted EBITDA is calculated, there occurs any material adverse change in the business, results of operations or financial condition of the Company, taken as a whole, which affects the industry in which the Company’s business is engaged, including as a result of any acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof, acts of God and natural disasters, including floods, tornados, hurricanes, earthquakes and fires and pandemics, such as COVID-19, and/or general economic, political and financial market changes, then, except to the extent such change disproportionately affects the Company as compared to other persons or businesses that operate in the industries in which the Company operates, the duration of such change, not to exceed six months in the aggregate for all such events during the term of the Preferred Stock, shall be excepted from the period for which Adjusted EBITDA is calculated hereunder and, as such, Adjusted EBITDA shall be calculated on a pro rata basis in determining whether the applicable Adjusted EBITDA target has been achieved.
“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Authorized Investors” means (a) funds affiliated with (i) NH Credit Partners III Holdings L.P., (ii) Fly OCP LLC, (iii) ARCPE LLC and (iv) Siris Capital and (b) members of the Company’s management as of the Incremental Closing Date and funds affiliated with such members of the Company’s management.

“Board” and “Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Bylaws” means the Amended and Restated By-laws of the Company, as may be amended from time to time in accordance with the terms of the Certificate (including this Certificate of Designation).

“Capital Stock” means, of any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.
“Certificate” has the meaning set forth in the recitals above.
“Certificate of Designation” means this Certificate of Designation of Rights, Preferences and Limitations of the Series A-1, A-2 and A-3 Preferred Stock.
“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company or (b) the direct or indirect sale, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holder.
“close of business” means 5:00 p.m. (New York City time).
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the recitals above.
“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Disqualified Stock” means, with respect to any Person, any Equity Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition), in whole or in part; provided that Equity Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary thereof, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.
“Dividend Payment Date” means March 31, June 30, September 30, and December 31 of each year, commencing on September 30, 2022 (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the Business Day immediately preceding such Dividend Payment Date.
“Dividend Payment Period” means the period from and including the applicable Issuance Date to, but excluding, the applicable Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.
“Dividend Rate” means (i) with respect to the Series A-1 Preferred Stock (x) with respect to a Dividend accrued prior to the second anniversary of the Original Issue Date, SOFR + 7.00% per annum and (y) with respect to a Dividend accrued from and after the second anniversary of the Original Issue Date, SOFR + 10.50% per annum, and (ii) with respect to the Series A-2 Preferred Stock and Series A-3 Preferred Stock (x) with respect to a Dividend accrued from the Original Issue Date to, but excluding, the Incremental Closing Date, SOFR + 7.00% per annum, (y) with respect to a Dividend accrued from and after the Incremental Closing Date to, but excluding, the second anniversary of the Original Issue Date, SOFR + 8.50% per annum, and (z) with respect to a Dividend accrued from and after the second anniversary of the Original Issue Date, SOFR + 12.00% per annum.
“Dividend Record Date” has the meaning set forth in Section 4(d).
“Dividends” has the meaning set forth in Section 4(a).
“Equity Capital Stock” means Capital Stock other than any debt securities convertible into equity interests.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time; provided that for purposes of the definitions of Change of Control and Permitted Holders, “Exchange Act” means the Securities Exchange Act of 1934 as in effect on the Original Issue Date.
“Excluded Holder” means (i) any Affiliate of the Company (and any Affiliates of such Person), and (ii) any Person holding 5% or more of the total voting power of Voting Stock of the Company or of the Company’s Capital Stock (and any Affiliates of such Person), in each case other than the Series A Investor and its Affiliates.
“Financing Agreement” means that certain Financing Agreement, dated as of December 23, 2019, by and among Mondee Holdings, LLC, the lenders from time to time party thereto, TCW Asset Management Company LLC, as administrative agent for the lenders, and other parties thereto (as amended, supplemented, amended and restated or otherwise modified through the date hereof).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company and Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes; provided that, to the fullest extent permitted by Requirements of Law, no Person that has received shares of Series A Preferred Stock in violation of the Share Subscription

Agreement or this Certificate of Designation shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Incremental Closing Date” means October 17, 2023.
“Incremental Shares” has the meaning set forth in Section 8(b).
“Indebtedness” means with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money; (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); (iv) all Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (v) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person; (vi) monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (vii) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company) Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Equity Capital Stock, or if less (or if such Equity Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Equity Capital Stock, such fair market value shall be as determined in good faith by the Company). The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.
“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(c).
“Material Adverse Effect” means any circumstance or condition (excluding any matters publicly disclosed prior to July 20, 2022) that would materially adversely affect (1) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (2) the validity or enforceability as to the Company of this Certificate of Designation, (3) the ability of the Company to perform its payment obligations under this Certificate of Designation or (4) the material rights or remedies (taken as a whole) of the Holders under this Certificate of Designation.
“MOIC” means, with respect to a share of Series A-1 Preferred Stock and Series A-2 Preferred Stock, a multiple on invested capital equal to the quotient determined by dividing (A) the sum of (w) the aggregate amount of all Dividends made in cash with respect to such share of Series A-1 Preferred Stock and Series A-2 Preferred Stock on or prior to the applicable date of determination (other than any Dividends paid in cash in respect of any Non-Compliance Step-

Up) plus (x) 100% of the Stated Value and Accrued Dividends with respect to such share of Series A-1 Preferred Stock and Series A-2 Preferred Stock (other than any portion of the Accrued Dividends attributable to any Non-Compliance Step-Up) plus (y) 100% of the accrued but unpaid dividends as of such date with respect to such share of Series A-1 Preferred Stock and Series A-2 Preferred Stock (other than any portion of accrued but unpaid dividends attributable to any Non-Compliance Step-Up), plus (z) the applicable premium paid in accordance with Section 6(a) with respect to such share of Series A-1 Preferred Stock and Series A-2 Preferred Stock by (B) the Stated Value.
“Non-Compliance Event” shall mean, with respect to all series of Preferred Stock (unless a particular term or covenant is explicitly stated to be for the benefit of one or more particular series, then such Non-Compliance Event shall be deemed to have occurred only with respect to such one or more series):
(i)failure by the Company and its Subsidiaries to comply with Section 8 hereof;
(ii)the Company or any Subsidiary shall default in the observance or performance of any other agreement contained in this Certificate of Designation, and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Company by the Preferred Majority Holders;
(iii)any representation or warranty made by the Company or any of its Subsidiaries in the Share Subscription Agreement (or in any amendment, modification or supplement thereto) or which is contained in any certificate furnished at any time by or on behalf of the Company or any of its Subsidiaries pursuant to the Share Subscription Agreement or this Certificate of Designation shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the circumstances giving rise to such misrepresentation, if capable of alteration, are not altered so as to make such representation or warranty correct in all material respects by the date falling 30 days after the date on which written notice thereof shall have been given to the Company by the Preferred Majority Holders;
(iv)(1) the commencement by the Company or any of its Subsidiaries of any case, proceeding or other action (A) under any existing or fixture law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company, any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (2) the commencement against the Company or any of its Subsidiaries of any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (3) the commencement against the Company or any of its Subsidiaries of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (4) the Company or any of its Subsidiaries shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2), or (3) above; or (5) the Company or any of its Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due;
(v)the entry of one or more judgments or decrees against the Company or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $10,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;
(vi)the occurrence of a Change of Control; or
(vii)a breach by any of the parties to that certain voting agreement, dated as of the date hereof, among the Company and certain of its equityholders, of any of their material obligations thereunder, or any amendment, modification, waiver or termination of such agreement in a manner that would adversely affect the Holders.
“Non-Compliance Step-Up” has the meaning set forth in Section 11.
“Notice of Optional Redemption” has the meaning set forth in Section 6(b).
“Optional Redemption” has the meaning set forth in Section 6(a).
“Original Issue Date” means September 29, 2022.
“Parity Stock” has the meaning set forth in Section 2(a).
“Paying Agent” means the paying agent of the Company with respect to the Series A Preferred Stock duly appointed from time to time.
“Permitted Holders” means Prasad Gundumogula or any Controlled Investment Affiliate thereof.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Pre-Acquisition Indebtedness” has the meaning set forth in Section 8(b)(x).
“Preferred Majority Holders” means, at any time of determination, the Holders of a majority of outstanding shares of Series A Preferred Stock acting as one class, as modified by Section 8(a).
“Preferred Stock” means, as applied to the Equity Capital Stock of any corporation or company, Equity Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Equity Capital Stock of any other class of such corporation or company.
“Prohibited Transferees” means any competitor of the Company and its Subsidiaries that is in the same or a similar line of business as the Company and its Subsidiaries or any controlled Affiliate of such competitor, in each case designated in writing by the Company to the Holders from time to time or that are clearly identifiable as Affiliates solely on the basis of the similarity of their name; provided, that no such update shall apply retroactively to disqualify any Transfer to the extent such Transfer was made to a party (or its Affiliates) that was not a Prohibited Transferee at the time of such Transfer.
“Promissory Note” has the meaning set forth in Section 6(e)(iii).
“Promissory Note Election Notice” has the meaning set forth in Section 6(e)(iii).
“Put Date” means the 48-month anniversary of the Original Issue Date, subject to adjustment in accordance with the terms hereof; provided, however, if the Company fails to have an Adjusted EBITDA of at least $50 million for the 2025 fiscal year, the Put Date shall accelerate to March 31, 2026.
“Put Demand” has the meaning set forth in Section 6(e)(i).
“Put Payment Date” has the meaning set forth in Section 6(e)(ii).
“Put Price” has the meaning set forth in Section 6(e)(i).
“Redemption Date” means with respect to the redemption of shares of Series A Preferred Stock pursuant to this Certificate of Designation, the date set forth in the applicable Notice of Optional Redemption in accordance with Section 6(b).
“Redemption Price” has the meaning set forth in Section 6(a).
“Refinancing Indebtedness” means Indebtedness that is incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Original Issue Date or incurred (or established) in compliance with this Certificate of Designation (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with this Certificate of Designation immediately prior to such refinancing plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred in connection with such Refinancing Indebtedness.
“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
“Responsible Officer” means, as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president and, with respect to financial matters, the chief financial officer, the treasurer or the controller, (b) any executive vice president or, with respect to financial matters, any treasurer or controller, who has been designated in writing to the Holders as a Responsible Officer by such chief executive officer or president or, with respect to financial matters, such chief financial officer, treasurer or controller, and (c) with respect to Section 12 and without limiting the foregoing, the general counsel.
“SEC” means the Securities and Exchange Commission.
“Senior Stock” has the meaning set forth in Section 2(b).
“Series A Investor” means the Person who, together with its investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its Affiliates, held on the Incremental Closing Date the majority of the Series A Preferred Stock issued and outstanding on the Incremental Closing Date, together with such holder’s investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its Affiliates.
“Series A Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.
“Share Subscription Agreement” means, collectively, those certain (a) Subscription Agreements dated as of September 29, 2022, and (b) Subscription Agreements dated as of the date hereof, in each case among the Company and the investors party thereto.
“SOFR” shall be determined daily and means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or successor administrator of the secured overnight financing rate) on the Federal Reserve Bank of New York’s website (subject to a 1.00% floor).
“Stated Value” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share (adjusted as appropriate in the event of any shares or securities dividend, shares or securities sub-division, shares or securities distribution, recapitalization or combination).
“Subsidiary” means, as to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Equity Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.
“Target” has the meaning set forth in Section 8(b)(x).
“Transfer” means a sale, transfer, assignment, pledge, hypothecation or other disposition.
“Transfer Agent” means the transfer agent and registrar of the Company with respect to the Series A Preferred Stock duly appointed from time to time.
“Voting Stock” means, in relation to a Person, shares of Equity Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.
“Warrants” means the warrants issued pursuant to that Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, dated the date hereof,

and the warrants issued under that certain warrant agreement, dated as of September 29, 2022, between the Company and Continental Stock Transfer & Trust Company.
Section 4. Dividends.
(a)Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).
(b)Accrual of Dividends. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to the Dividend Rate (determined on a daily basis) on the Stated Value and on any Accrued Dividends, from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, as further specified below, and shall be cumulative. Dividends on the Series A Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.
(c)Arrearages; Payment of Dividends.
(i)Except as described in this Section 4(c), Dividends shall be payable in cash.
(ii)Dividends shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share, and shall be paid in cash if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by Requirements of Law.
(iii)If the Company fails to declare and pay pursuant to this Section 4(c) a full Dividend in cash on the Series A Preferred Stock on any Dividend Payment Date, then the amount of the unpaid portion of such Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person.
(d)Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), whether or not such day is a Business Day.
Section 5. Liquidation Rights.
(a)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock issued in accordance with this Certificate of Designation and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the Redemption Price as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5, and will have no right or claim to any of the Company’s remaining assets.
(b)Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock issued in accordance with this Certificate of Designation, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in proportion to the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable with respect thereto were paid in full.
Section 6. Redemption at the Option of the Company; Put Right; Other Repurchases.
(a)Optional Redemption of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock. Subject to the provisions of this Section 6, the Company, at its option, may redeem for cash all, but not less than all, of the outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock (each, an “Optional Redemption”). The redemption price per share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be equal to the greater of (x) the sum of (A) the Stated Value per share of Series A Preferred Stock to be redeemed plus (B) an amount equal to the Accrued Dividends with respect to such share, calculated in accordance with Section 4, plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share as of the applicable Redemption Date and (y) the amount necessary, if any, to result in, (A) prior to the second anniversary of the Original Issue Date, a MOIC equal to the product of 1.225 times the Stated Value with respect to such share of Series A Preferred Stock and, (B) from and after the second anniversary of the Original Issue Date, a MOIC equal to the product of 1.325 times the Stated Value with respect to such share of Series A Preferred Stock, in each case under this clause (y) exclusive of the value of the Warrants. The redemption price per share of Series A-3 Preferred Stock shall be equal to the sum of (A) the Stated Value per share of Series A Preferred Stock to be redeemed plus (B) an amount equal to the Accrued Dividends with respect to such share, calculated in accordance with Section 4, plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share as of the applicable Redemption Date. Such redemption price for the Series A Preferred Stock of each series shall be referred to herein as the “Redemption Price”. The Company shall not be required to redeem any shares of Series A Preferred Stock at any time other than pursuant to Section 6(d) and Section 6(e).
(b)Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send to the Holders a written notice in accordance with Section 16 (i) notifying the Holders of the election of the Company to redeem all shares of the Series A Preferred Stock and the Redemption Date, and (ii) stating the place or places at which the shares of such Series A Preferred Stock shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.
(c)Effect of Redemption. If notice has been mailed in accordance with Section 6(b) above and if on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been segregated and irrevocably set apart by the Company and deposited with the Paying Agent in trust for the pro rata benefit of the Holders of the shares of Series A Preferred Stock, so as to be, and to continue to be available therefor, then, on and after the Redemption Date, unless the Company defaults in the payment of the applicable Redemption Price, Dividends on the shares of the Series A Preferred Stock shall cease to accumulate and all rights of the Holders of the Series A Preferred Stock shall terminate except for the right to receive from the Company the Redemption Price, without interest; provided that if a Notice of Optional Redemption shall have been given and the funds necessary for redemption (including an amount in respect of all Dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Company and deposited with the Paying Agent in trust for the pro rata benefit of the Holders of the Series A Preferred Stock, Dividends shall cease to accumulate on the Redemption Date on the Series A Preferred Stock and, at the close of business on the day on which such funds are segregated and set apart, the shares of Series A Preferred Stock shall no longer be deemed to be outstanding and the Holders of the Series A Preferred Stock shall cease to be stockholders of the Company and shall be entitled only to receive the Redemption Price for such shares. Upon surrender, in accordance with said notice, of the certificates, if any, for the Series A Preferred Stock (to the extent applicable, properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable Redemption Price.
(d)Put Right for Series A-1 Preferred Stock. Unless the Company redeems the Series A-1 Preferred Stock in accordance with this Section 6 by the 60-month anniversary of the Original Issue Date, any Holder of Series A-1 Preferred Stock shall have the right to put the shares of Series A-1 Preferred Stock to the Company at any time from and after the 60-month anniversary of the Original Issue Date at a price per share of Series A-1 Preferred Stock equal to (A) the Stated Value per share of Series A-1 Preferred Stock to be subject to the put right plus (B) an amount equal to the Accrued Dividends with respect to such share, calculated in accordance with Section 4, plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share as of the applicable repurchase date by the Company. For the avoidance of doubt, following the exercise of the put right set forth in this Section 6(d), the Company’s failure to purchase the shares of Series A-1 Preferred Stock in cash within ten (10) calendar days thereof shall constitute a “Non-Compliance Event” and shall be subject to the provisions of Section 11.
(e)Put Right for Series A-2 Preferred Stock and Series A-3 Preferred Stock.
(i)Unless the Company redeems the Series A-2 Preferred Stock and the Series A-3 Preferred Stock in accordance with this Section 6 by the Put Date, any Holder of Series A-2 Preferred Stock or Series A-3 Preferred Stock shall have the right to put all (but not less than all) of such Holder’s shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock to the Company (a “Put Demand”) at any time from and after the Put Date at a price per share of Series A Preferred Stock equal to (A) the Stated Value per share of Series A Preferred Stock to be subject to the put right plus (B) an amount equal to the Accrued Dividends with respect to such share, calculated in accordance with Section 4, plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share as of the applicable repurchase date by the Company (the sum of (A), (B), and (C) (including any Non-Compliance Step-Up) multiplied by the total number of shares subject to the Put Demand, the “Put Price”).
(ii)Following the exercise of the put right set forth in this Section 6(e), the Company’s failure to purchase the shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock in cash within ten (10) calendar days thereof (“Put Payment Date”) shall constitute a “Non-Compliance Event” and shall be subject to the provisions of Section 11. If the Company does not, or is unable to, satisfy in-full in-cash the Put Price by the Put Payment Date, the Company shall thereafter (a) use best efforts to maximize the assets legally available for paying the Put Price, including by raising new equity or obtaining additional debt to pay the Put Price, (b) pay out of all such assets legally available therefor on the applicable Put Payment Date or as promptly as practicable thereafter the Put Price for the maximum possible number of shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock as to which a Put Demand has been exercised that it can purchase on such date, pro rata among the Holders of such shares to be purchased in proportion to the aggregate number of shares subject to the Put Demand by each such Holder on the applicable Put Payment Date or as promptly as practicable thereafter, and (c) following the applicable Put Payment Date, at any time and from time to time when additional assets of the Company become legally available to purchase the remaining shares and the Company has satisfied all other outstanding financial and tax obligations and creditor liabilities, the Company shall immediately use such assets to pay the remaining balance of the aggregate Put Price.
(iii)Notwithstanding the provisions of Section 6(e)(i) and (e)(ii) to the contrary, if the Company fails to satisfy in-full in-cash the Put Price for all (but not less than all) shares of a Holder’s Series A-2 Preferred Stock and Series A-3 Preferred Stock for six (6) months following receipt by the Company of a Put Demand or, if earlier, but in no event prior to the date of the Put Demand, the Board of Directors reasonably determines that there are no legally available funds to satisfy the Put Price, the A-2 and A-3 Majority Holders may elect (the “Promissory Note Election Notice”), in satisfaction of such holders’ rights under this Certificate of Designation, to have the Company deliver the promissory note, in the form attached to this Certificate of Designation as Exhibit A (the “Promissory Note”), payable to the order of each Holder of Series A-2 Preferred Stock and Series A-3 Preferred Stock in the original principal amount equal to the unpaid Put Price (as adjusted for the period elapsed between the date of delivery of the Put Notice and the date of the Promissory Note Election Notice) owed to such Holder, or such lesser amount as determined at the sole discretion of such Holder, on substantially the same terms as set forth in this Section 6.
(f)Repurchases or Other Acquisitions. Except as set forth in Section 6, the Company and its Subsidiaries shall not redeem, repurchase or otherwise acquire any shares of Series A Preferred Stock other than through procedures open to all Holders on a pro rata basis in accordance with customary procedures to be agreed between the Company and the Preferred Majority Holders.
(g)Status of Shares. Shares of Series A Preferred Stock redeemed, repurchased or otherwise acquired in accordance with this Section 6, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate. For the avoidance of doubt, any subsequent classification of Preferred Stock redeemed, repurchased or otherwise acquired pursuant to this Section 6 shall be subject to the limitations set forth in Section 8(b)(iii) hereof.
Section 7. Transfer of Series A Preferred Stock and Promissory Note.
(a)Subject to compliance with applicable U.S. federal and state Requirements of Law governing the Transfer of securities, (i) shares of the Series A Preferred Stock shall be transferable by the Holders to any person other than a Prohibited Transferee and (ii) prior to delivery of the Promissory Note Election Notice pursuant to Section 6(e)(iii), all or any part of the Promissory Note may be transferred by a Holder together with the corresponding proportionate amount of shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock held by such Holder to any person other than a Prohibited Transferee in accordance with the Promissory Note. The Company shall recognize and register any such Transfer contemplated by

Section 7(a)(i) and (ii) on its books. The Company shall not recognize any Transfer to a Prohibited Transferee or register any such Transfer on its books (which Transfer shall be void ab initio).
(b)The Company shall use its commercially reasonable efforts to cooperate with the Holders of the Series A Preferred Stock in connection with any Transfer to be consummated in accordance with this Section 7, including providing reasonable and customary information (i) in connection with any such Holder’s marketing efforts or any such potential transferee’s due diligence (subject to customary confidentiality restrictions) or (ii) in order to comply with applicable U.S. federal and state Requirements of Law governing the Transfer of securities.
Section 8. Voting; Protective Provisions; Limited Condition Transactions.
(a)Voting. Except as expressly set forth herein or required by applicable law, the Series A Preferred Stock shall be non-voting. Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote; provided, however, the shares of Series A Preferred Stock held by an Excluded Holder shall not be entitled to vote, nor shall such shares of Series A Preferred Stock held by any such Person be deemed outstanding for purposes of voting on any amendment, waiver or consent, except as explicitly specified set forth in the proviso to Section 18 of this Agreement. On any matter on which holders of Series A Preferred Stock are entitled to vote, the Holders shall vote separately as a single class with respect to the Series A Preferred Stock, in person or by proxy, at a meeting called for such purpose or by written consent without a meeting. The approval of any matter or action shall require the affirmative vote or consent of the Preferred Majority Holders.
(b)Protective Provisions. Notwithstanding anything to the contrary contained herein, the affirmative vote or consent of the Preferred Majority Holders will be necessary for effecting any of the following actions, whether or not such approval is required pursuant to the DGCL:
(i)any amendment, alteration, waiver or repeal of any provision of the Certificate (including this Certificate of Designation), Bylaws or any other governing document of the Company (by merger, consolidation, division or reorganization of the Company, or otherwise) in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred Stock, unless such amendment, alteration or repeal is effectuated at the time of consummation of a transaction, the proceeds of which are to be applied substantially contemporaneously to the redemption in full in cash of the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof such that all shares of Series A Preferred Stock shall be redeemed in connection therewith, and the effectiveness of such amendment, alteration or repeal occurs substantially contemporaneously with such redemption;
(ii)any liquidation, dissolution or winding up of the Company, its Subsidiaries, or the Company’s or any Subsidiary’s business and affairs (other than a liquidation, dissolution or winding up of a direct or indirect wholly-owned Subsidiary of the Company in connection with a bona fide corporate reorganization that does not adversely affects the rights, preferences or privileges of the Series A Preferred Stock);
(iii)any creation, authorization or issuance (by reclassification or otherwise) of additional shares of Series A Preferred Stock, any Parity Stock, any Junior Stock (other than Common Stock), or any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing; provided the Company shall be permitted to issue such Parity Stock, Junior Stock and/or Senior Stock to the extent the proceeds thereof are to be applied substantially contemporaneously to the redemption in full in cash of the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof and provided that all shares of Series A Preferred Stock shall be redeemed in connection therewith; provided further, that Company shall be permitted to issue additional shares of Series A-3 Preferred Stock that are authorized but unissued as of the Incremental Closing Date to Authorized Investors; provided further, that the Company shall be permitted to reclassify the existing Series A-1 Preferred Stock to Series A-2 Preferred Stock pursuant to the terms of Section 10 and amend and restate this Certificate of Designation, solely in connection therewith, to increase the amount of the authorized Series A-2 Preferred Stock, and correspondingly decrease the amount of the authorized Series A-1 Preferred Stock, accordingly;
(iv)any declaration or payment of any dividends or distributions to holders of Junior Stock (other than dividends or distributions payable solely in Junior Stock) or any redemption, repayment, defeasance, or repurchase of any Junior Stock (other than (A) from employees, officers, directors, or consultants in connection with termination of services to the Company or its Subsidiaries or (B) otherwise pursuant to an equity-based benefit plan of the Company in connection with customary cashless exercise or fractional share repurchase features);
(v)any acquisition of stock, assets, or the business of any Person in one transaction or series of related transactions for consideration in excess of $50 million;
(vi)any disposition of any assets outside of the ordinary course of business (whether by merger, consolidation or otherwise) in one transaction or series of related transactions with a value in excess of $25 million, except to the extent the proceeds thereof are to be applied substantially contemporaneously to the redemption in full in cash of the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof and provided that all shares of Series A Preferred Stock shall be redeemed in connection therewith;
(vii)adoption or approval of any material amendment to any equity-based benefit plan that provides for the issuance of securities other than Common Stock or options to acquire Common Stock;
(viii)the Company or its Subsidiaries, directly or indirectly, entering into or conducting any transaction or series of related transactions (including entering into any contract, agreement or other arrangement or the purchase, sale, lease or exchange of any property or the rendering of any service) with an Excluded Holder;
(ix)any sale, conveyance or transfer of all or substantially all of the property and/or assets of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation, statutory exchange, share transaction or any other business combination transaction of the Company or its Subsidiaries into or with any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) as a result of which such person or group shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company unless the proceeds thereof are to be applied substantially contemporaneously to the redemption in full in cash of the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof and provided that all shares of Series A Preferred Stock shall be redeemed in connection therewith (for the avoidance of doubt, other than any internal reorganization among the Company and its Subsidiaries, so long as the Company is the surviving entity in any merger, consolidation, statutory exchange or other business combination transaction involving the Company);
(x)the Company and its Subsidiaries incurring, or suffering to exist, Indebtedness other than (i) amounts outstanding as of the Original Issue Date under the Financing Agreement plus up to $15 million revolving facility permitted to be incurred under and pursuant to the terms of the Financing Agreement, and any Refinancing Indebtedness of the foregoing, in each case under this clause (i) exclusive of any capitalized or pay-in kind interest, plus (ii) additional Indebtedness outstanding at any time by the Company and its Subsidiaries not to exceed $27.5 million; provided that, in connection with any acquisition of any Person that is not an Affiliate (a “Target”, and such acquisition, an “Acquisition”), the foregoing prohibitions shall not apply to any Indebtedness of a Target that is outstanding at the closing of the Acquisition so long as such Indebtedness (A) is non-recourse to the Company and its Subsidiaries (other than the Target) and (B) was not incurred in connection with or in contemplation of the Acquisition (for purposes of the foregoing, “non-recourse to the Company and its Subsidiaries” shall mean that, with respect to such Indebtedness of the Target, (1) neither the Company nor any of its Subsidiaries (other than the Target) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default under the Target’s Indebtedness would permit upon notice, lapse of time or both any holder of Indebtedness of the Company or any of its Subsidiaries (other than the Target) (such Indebtedness, the “Pre-Acquisition Indebtedness”) to declare a default on the Pre-Acquisition Indebtedness or cause the payment of the Pre-Acquisition Indebtedness to be accelerated or payable prior to its stated maturity; and (3) as to which the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Company or any of its Subsidiaries (other than the Target));
(xi)the appointment or removal without cause of the chief executive officer of the Company or chief technology officer of the Company; or
(xii)any agreement or commitment to do or take any action described in this Section 8(b).
For purposes of this Section 8(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate. Notwithstanding anything to the contrary in this Section 8(b), the affirmative vote or consent of the Preferred Majority Holders will not be necessary for effecting actions contemplated in clauses (iv), (v) and (vi) of this Section 8(b) or Section 10 among or between the Company and its Subsidiaries.
Subject to the limitations and conditions set forth in this Section 8(b), including, without limitations, the requirement for the consent of the Preferred Majority Holders pursuant to clause (iii) above, the number of shares of Series A Preferred Stock that may be issued after the Incremental Closing Date shall not exceed 15,000 shares (inclusive of the 5,000 shares of Series A-3 Preferred Stock that are authorized but unissued as of the Incremental Closing Date which may only be issued to Authorized Investors), which shares shall be Series A-3 Preferred Stock and shall have identical terms as the shares of Series A-3 Preferred Stock issued on the Incremental Closing Date other than, if applicable, with respect to (A) the date of issuance, (B) the issue price (which issue price, taking into account any cash or non-cash consideration (including in the form of Warrants) forming a part thereof provided to or from the Company, shall not be more favorable to the holders of such additional shares of Series A Preferred Stock (“Additional Holders”) than the issue price of the Series A-3 Preferred Stock issued to the Series A Investor), and (C) the date from which Dividends will accrue thereon (such additional shares of Series A Preferred Stock described in this paragraph, the “Incremental Shares”). The Company and each Additional Holder shall execute and deliver to the Company and the Preferred Majority Holders such documentation as the Company and the Preferred Majority Holders shall reasonably specify to evidence the Incremental Shares of such Additional Holder and the purchase thereof (including, without limitation, a purchase agreement in substantially the same form as the Share Subscription Agreement).
(c)Additional Protective Provisions. Notwithstanding anything to the contrary contained herein, the affirmative vote or consent of the A-2 and A-3 Majority Holders will be necessary for effecting any of the following actions, whether or not such approval is required pursuant to the DGCL:
(i)the appointment or removal without cause of any director designated by the majority holders of the Series A-2 Preferred Stock and Series A-3 Preferred Stock;
(ii)increase the size of the Board of Directors to more than eight (8) directors;
(iii)use the proceeds from the issuance of the Series A-3 Preferred Stock for any purpose other than general corporate purposes; provided that, at least $10 million of such proceeds shall be promptly applied by the Company, in the Company’s commercially reasonable discretion, to repurchase its outstanding Common Stock; provided, further, that (x) no more than $3 million of such proceeds may be used for such purchases of Common Stock in privately negotiated transactions or in the form of block trades and (y) the seller in any such privately negotiated transaction or block trade may not be an Affiliate of the Company; or
(iv)any agreement or commitment to do or take any action described in this Section 8(c).

Section 9. Board Designation Rights.
(a)Without limitation of the rights of the Holders under Section 11 hereof, for so long as the Series A Investor and its Affiliates own at least 50% of the shares of Series A Preferred Stock then outstanding (excluding shares of Series A Preferred Stock held by any Excluded Holder), the Series A Investor shall have the right to appoint one observer (the “Series A Investor Observer”) to the Board and any committee thereof, subject to the execution by the Series A Investor Observer of a customary confidentiality agreement with the Company. The rights of the Series A Investor and its Affiliates pursuant to this Section 9(a) may not be Transferred without the consent of the Company. The Series A Investor Observer shall serve in such capacity until such individual’s earlier death, disability, resignation or removal by the Series A Investor and shall be subject to all obligations, policies and codes of conduct applicable to the directors of the Company.
(b)The Series A Investor Observer shall have the same observation rights afforded to the lenders under the Financing Agreement (as in effect on the Original Issue Date), including (i) being timely notified of the time and place of any such meetings (including regular and special meetings) and attending (in person or, at his/her election, telephonically) all in-person meetings and to listen to the entirety of all telephonic meetings of the Board and any of its committees or sub-committees and those of its Subsidiaries, in each case in a nonvoting observer capacity and (ii) receipt of all information, notices, reports, written consents, meeting minutes and other materials (collectively, the “Board Information”) provided to the members of the Board and any of its committees or sub-committees and those of its Subsidiaries in respect of such meeting (the “Board Members”), in each case, substantially simultaneously with, and in the same manner and to the same extent as, such Board Information is given to such Board Members, including written notice of all proposed actions to be taken at any such meeting (such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting)), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members thereof. Notwithstanding the foregoing, the Company may withhold any information and exclude the Series A Investor Observer from any meeting or portion thereof, including closed or executive sessions, if the Board determines in good faith, based on the advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or under circumstances that present a bona fide conflict of interest with respect to the applicable matter under consideration. The Company shall provide the Series A Investor Observer with reimbursement for reasonable and documented out-of-pocket costs and expenses incurred by the Series A Investor Observer in connection with the exercise of its rights and roles hereunder.
(c)The Series A Investor Observer may be removed at any time without cause by the Series A Investor, and any vacancy with respect to the Series A Investor Observer may be filled by the Series A Investor. In the event that the Series A Investor and its Affiliates no longer own at least 50% of the shares of Series A Preferred Stock then outstanding (excluding shares of Series A Preferred Stock held by any Excluded Holder), the term of office of the Series A Investor Observer shall immediately terminate, and the Board may remove the Series A Investor Observer from the Board.
(d)If the Company fails to have an Adjusted EBITDA of at least $40 million for the 2024 fiscal year and the Holders of Series A-2 Preferred Stock and Series A-3 Preferred Stock hold Series A-2 Preferred Stock and Series A-3 Preferred Stock representing an aggregate Stated Value of at least $23,976,322.56, the A-2 and A-3 Majority Holders shall be entitled, notwithstanding anything to the contrary herein, the Certificate, the Bylaws, the Share Subscription Agreement or other agreements by or among the stockholders of the Company, to the appointment of one (1) individual of the A-2 and A-3 Majority Holders’ choosing and at such Holders’ sole discretion to the Board of Directors, not later than the date of the immediately upcoming meeting of shareholders for the election of directors. Further, if the Holders of Series A-2 Preferred Stock and Series A-3 Preferred Stock hold Series A-2 Preferred Stock and Series A-3 Preferred Stock representing an aggregate Stated Value of at least $23,976,322.56 (or, to the extent the right in the preceding sentence shall have been triggered, at least $71,928,967.69), as of January 1, 2026, the A-2 and A-3 Majority Holders shall be entitled, notwithstanding anything to the contrary herein, the Certificate, the Bylaws, the Share Subscription Agreement or other agreements by or among the stockholders of the Company, to the appointment of one (1) additional individual of the A-2 and A-3 Majority Holders’ choosing and at such Holders’ sole discretion to the Board of Directors, not later than the date of the immediately upcoming meeting of shareholders for the election of directors. In each case the directors serving immediately prior to such board changes described in this Section 9(d) shall approve the appointment of such additional directors designated by the A-2 and A-3 Majority Holders as the case may be. If the A-2 and A-3 Majority Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, under this Section 9(d), then any directorship not so filled shall remain vacant until such time as the A-2 and A-3 Majority Holders elect an individual to fill such directorship by vote or written consent.

Section 10. Additional Investment. If, in the sixty 60-day period following the date of this Certificate of Designation, the current Holder of Series A-1 Preferred Stock makes an incremental investment in the Company, through the purchase of Series A-3 Preferred Stock, of the amount of at least US$1.3 million (the “Additional Investment”), (a) the Series A-1 Preferred Stock held by such Holder shall be re-classified as Series A-2 Preferred Stock and (b) the Holder shall be issued Series A-3 Preferred Stock (at a price per share of $1,000 per share) reflecting the amount of the Additional Investment. For the avoidance of doubt, any such Series A-3 Preferred Stock issued shall count against, and be deducted from, the 5,000 shares of Series A-3 Preferred Stock authorized but unissued hereunder, referenced in the last paragraph of Section 8(b) hereof.
Section 11. Non-Compliance Events. Following the occurrence and during the continuance of any Non-Compliance Event, the Stated Value and the Accrued Dividends shall each accrete by an additional 0.50% each month during the continuance of such Non-Compliance Event (such rate increasing incrementally by an additional 0.50% on each one-month month anniversary of the occurrence thereof), which accreted amounts shall thereafter constitute “Accrued Dividends” for purposes hereof (a “Non-Compliance Step-Up”).
Section 12. Information Rights and Inspection Rights.
(a)The Company shall provide to the Holders:
(i)not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Company (or such longer period as may be permitted by the SEC for the filing of annual reports on Form 10-K) ending on or after December 31, 2022, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accounting firm of nationally recognized standing (it being agreed that the furnishing of the Company’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Company’s obligation under this Section 12(a)(i) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception) (except to the extent such qualification results solely from (i) the impending maturity of any Indebtedness or (ii) any potential or actual inability to satisfy any financial maintenance covenant under the Financing Agreement or any Refinancing Indebtedness in respect thereof (it being understood, for the avoidance of doubt, that any “emphasis of matter” or explanatory paragraph shall not constitute a breach of this Section));
(ii)not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Company (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries in conformity with GAAP and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Original Issue Date (except as disclosed therein, and except for the absence of certain notes) (it being agreed that the furnishing of the Company’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Company’s obligations under this Section 12(a)(ii) with respect to such quarter);
(iii)within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Company may file with the SEC or any successor or analogous Governmental Authority;
(iv)within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Company may file with the SEC or any successor or analogous Governmental Authority;
(v)a copy of any material notice provided to the lenders or any other creditors under the Financing Agreement or any Refinancing Indebtedness in respect thereof at the same time as such lenders or other creditors receive such notice;
(vi)subject to a customary confidentiality agreement, promptly upon request by any Holder, any information regarding the Company provided to the Board;
(vii)as soon as possible after a Responsible Officer of the Company knows thereof, the occurrence of any Non-Compliance Event;
(viii)as soon as possible after a Responsible Officer of the Company knows thereof, any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries, other than as previously disclosed in writing to the Holders, or (ii) litigation, investigation or proceeding which may exist at any time, in the case of either clause (i) or (ii) that would reasonably be expected to have a Material Adverse Effect; and
(ix)subject to clause (b) below, such additional financial and other information regarding the Company as the Series A Investor may from time to time reasonably request.
(b)The Company shall permit the Series A Investor and its Affiliates (and their respective representatives) to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers of such Persons and with the Company’s independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Company may be present during any such visits, discussions and inspections.
(c)Notwithstanding anything to the contrary in this Section 12, neither the Company nor its Subsidiaries will be required by the terms of this Section 12 to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Holders (or their respective representatives) is prohibited by Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(d)Documents required to be delivered pursuant to this Section 12 may at the Company’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address specified by written notice to the Holders from time to time; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website to which each Holder has access (whether a commercial or third-party website).
Section 13. Transfer Agent, Registrar and Paying Agent. The Transfer Agent and the Paying Agent shall initially be Continental Stock Transfer & Trust Company, a New York corporation. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or Paying Agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.
Section 14. Replacement Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of evidence satisfactory to the Company and the Transfer Agent that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
Section 15. Tax Matters.
(a)Withholding. The Company and its Paying Agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designation as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).
(b)Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series A Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax (to the extent the Company bore such Transfer Tax) or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.
Section 16. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, (a) if sent by mail, to its office at Mondee Holdings, Inc., 10800 Pecan Park Blvd., Suite 315, Austin, Texas 78750, Attention: Jesus Portillo (jportillo@mondee.com), or (b) if sent by electronic mail, to such electronic mail address as the Company shall have designated in writing to the Holders, (ii) if to any Holder, to such Holder at the address and electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
Section 17. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, the Stated Value and Accrued Dividends per share of Series A Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.
Section 18. Amendment; Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be amended or waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Preferred Majority Holders; provided that, (i) any amendment, modification, or waiver that, by its terms, would treat any Holder or Holders (including any Excluded Holder), in its capacity as such, either adversely or less beneficially relative to any other Holder shall require the prior written consent of such adversely or less beneficially affected Holder, and (ii) other than ministerial changes, without the written consent of each Holder adversely affected thereby, no amendment, modification, or waiver shall:
(a)reduce the Dividend Rate, extend any Dividend Payment Date (except in accordance with the proviso to such definition as in effect on the Original Issue Date) or amend Section 4 (including any other defined term used in such section, to the extent relating thereto);
(b)reduce the Stated Value or the Accrued Dividend or amend Section 5 (including any other defined term used in such section, to the extent relating thereto); provided that the Preferred Majority Holders shall be permitted to amend, modify or waive Non-Compliance Events and the effects thereof without the written consent of each adversely affected Holder;
(c)reduce the Redemption Price (other than as a result of any amendment, modification or waiver of the effect of a Non-Compliance Event in accordance with clause (b) above) or amend Section 6 (including any other defined term used in such section, to the extent relating thereto), other than the penultimate and final sentences of Section 6(b) (which may be amended, modified or waived with the consent of the Preferred Majority Holders and will not require the consent of each adversely affected Holder);
(d)amend Section 7(a) (including any defined term used in such section to the extent relating thereto); provided that the definition of “Prohibited Transferee” may be amended, modified or waived with the consent of the Preferred Majority Holders and will not require the consent of each adversely affected Holder;

(e)amend Section 2 (including any defined term used in such section to the extent relating thereto); or
(f)amend either (x) clause (i) of the proviso to this Section 18, or (y) the foregoing clauses (a) through (e) or this clause (f)~~.~~;
provided however, notwithstanding the foregoing or anything else to the contrary herein, this Certificate of Designation may be amended as necessary to effect the terms of Section 10 without the prior written consent of any Holder or other Person.
Section 19. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 20. Interpretation. When a reference is made in this Certificate of Designation to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Certificate of Designation unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate of Designation, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Certificate of Designation shall refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation unless the context requires otherwise. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Certificate of Designation shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Certificate of Designation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designation, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by law or specified herein, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
Section 21. Expenses; Indemnity.
(a)For so long as the Series A Preferred Stock remains outstanding, the Company shall reimburse the Holders for each of their documented reasonable out-of-pocket costs, fees and expenses from time to time in responding to any request for approval under the Certificate (including this Certificate of Designation), enforcing their rights under the Certificate (including this Certificate of Designation), and/or amending the Certificate (including this Certificate of Designation); provided, that, the Company shall not be obligated to reimburse the expenses of more than one single counsel for all Holders taken as a whole (such counsel to be selected by the Preferred Majority Holders in their sole discretion) and to the extent reasonably necessary, regulatory counsel and a single local counsel in each relevant jurisdiction.
(b)The Company shall indemnify and hold harmless the Holders, each of their respective Affiliates and controlling persons and each of their respective directors, officers, employees, partners, agents, advisors and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to the Certificate (including this Certificate of Designation) (a “Proceeding”), regardless of whether any Indemnified Person is a party thereto or whether such Proceeding is brought by the Company, any of its Affiliates or any third party, and to reimburse each Indemnified Person within thirty (30) days following written demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Certificate (including this Certificate of Designation) or the Share Subscription Agreement by, such Indemnified Person, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 17th day of October 2023.

By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer

26

Exhibit A
Form of Promissory Note
THE RIGHTS REPRESENTED BY THIS NOTE AND THE SECURITIES INTO WHICH THE DEBT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE BEING ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION OF THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
PROMISSORY NOTE
Dated: _________
FOR VALUE RECEIVED, Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp.), a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of Tuesday Investor LLC or its successors and permitted assigns (the “Holder”) the Put Price plus the Accrued Dividends and accrued and unpaid dividends since the most recent Dividend Payment Date for the number of shares of Series A Preferred Stock to which this Note relates, in each case as of the date of delivery of the Promissory Note Election Notice (the “Principal”), together with Interest thereon, which may be waived by the Holder at its sole discretion, from the date of this Promissory Note (this “Note”) until all unpaid Principal and accrued and unpaid Interest thereon and other amounts payable under this Note have been paid in full under this Note. Interest shall accrue on all outstanding Principal at the Interest Rate on a daily basis from the date of delivery of the Promissory Note Election Notice (“Interest”) until all outstanding Principal and accrued and unpaid Interest thereon under this Note are paid in full (all outstanding Principal, accrued and unpaid Interest thereon payable under this Note from time to time are collectively referred to herein as the “Debt”). Interest shall be calculated on the basis of a 365-day year.
This Note is referenced in, and has been issued as of the date hereof pursuant to, that certain Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1, Series A-2 and Series A-3 Preferred Stock dated as of October 17, 2023 (“Certificate of Designation”). This Note becomes effective upon the Holder delivering the Promissory Note Election Notice pursuant to Section 6(e)(iii) of the Certificate of Designation. Each capitalized term used herein and not otherwise defined herein has the meaning ascribed to such term in the Certificate of Designation.
1.Payment.
(a)Payment on Maturity; Interest Payments. All outstanding Principal and Interest and other amounts payable under this Note shall be due and payable immediately on demand (the date of such demand being the “Maturity Date”). Interest shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an “Interest Payment Date”) by no later than 5:00 p.m., New York City time, on each such Interest Payment Date, with the first payment of Interest due and payable on the first such date to occur following the effective date of this Note; provided, however, that if any Interest Payment Date would otherwise occur on a day that is not a Business Day, such Interest Payment Date shall instead be on the immediately succeeding Business Day. For the avoidance of doubt, in no event shall interest accrue at an Interest Rate greater than (i) 20% per annum or (ii) the maximum rate of interest allowed by applicable law. Interest and other amounts payable pursuant to this Note shall accrue whether or not there are funds legally available for the payment thereof, whether the Company has any earnings or net profits, and whether or not the payment or accrual of Interest or such other amounts is restricted by the terms of any of the Company’s indebtedness outstanding at any time.
(b)Payment Procedure. Payments of Principal, Interest and all other amounts due pursuant to this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder.
(c)Interest Rate Adjustment. If the Company has not paid and does not repay the Debt to the Holder, on or before the date that is one (1) Business Day following (i) the Maturity Date, or (ii) if applicable, an Event of Default beyond the applicable cure periods, if any, provided therefor, interest on the aggregate outstanding Principal and accrued and unpaid Interest shall, subject to the maximum rate of interest allowed by applicable law, accrue in arrears at a rate equal to the Interest Rate, compounded monthly, with such rate increasing by 0.5% per month.
2.Rank. The Debt shall be deemed to rank (a) senior to all classes of Common Stock, Preferred Stock, and to all other classes and series of Capital Stock of the Company established after the Original Issue Date (collectively, the “Securities”), (b) pari passu with (i) all unsecured indebtedness and liabilities of the Company outstanding on the date this Note becomes effective or incurred thereafter and (ii) other promissory note(s) issued pursuant to the Certificate of Designation and (c) junior to all secured indebtedness or liabilities of the Company to the extent of collateral securing such indebtedness or liabilities.
3.Negative Covenants. So long as any amount of Debt remains unpaid under this Note, the Company may not, either directly or indirectly by amendment, merger, consolidation or otherwise, do, take, or cause to be taken, or enter into any contract or arrangement to do, take, or cause to be taken, any of the following actions, without the prior written consent of the Majority Holders, and any such act, contract or arrangement entered into without such consent shall be null and void ab initio, and of no force or effect:
(a)any amendment, alteration, waiver or repeal of any provision of the Certificate (including the Certificate of Designation), Bylaws or any other governing document of the Company (by merger, consolidation, division or reorganization of the Company, or otherwise) in a manner that adversely affects the rights, preferences or privileges of this Note, unless such amendment, alteration or repeal is effectuated at the time of consummation of a transaction, the proceeds of which are to be applied substantially contemporaneously to the repayment in full in cash of all the amounts payable under this Note in accordance with the terms hereof such that this Note shall be fully repaid in connection therewith, and the effectiveness of such amendment, alteration or repeal occurs substantially contemporaneously with such repayment;
(b)any liquidation, dissolution or winding up of the Company, its Subsidiaries, or the Company’s or any Subsidiary’s business and affairs (other than a liquidation, dissolution or winding up of a direct or indirect wholly-owned Subsidiary of the Company in connection with a bona fide corporate reorganization that does not adversely affects the priority, seniority, rights, preferences or privileges of this Note);
(c)any creation, authorization or issuance (by reclassification or otherwise) of additional shares of Series A Preferred Stock, any Parity Stock, any Junior Stock (other than Common Stock), or any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing; provided the Company shall be permitted to issue such Parity Stock, Junior Stock and/or Senior Stock to the extent the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of this Note in accordance with the terms hereof and provided that this Note shall be repurchased in connection therewith;
(d)any declaration or payment of any dividends or distributions to holders of Senior Stock, Parity Stock or Junior Stock (other than dividends or distributions payable solely in Junior Stock) or any redemption, repayment, defeasance, or repurchase of any Senior Stock, Parity Stock or Junior Stock (other than (A) from employees, officers, directors, or consultants in connection with termination of services to the Company or its Subsidiaries or (B) otherwise pursuant to an equity-based benefit plan of the Company in connection with customary cashless exercise or fractional share repurchase features);
(e)any acquisition of stock, assets, or the business of any Person in one transaction or series of related transactions for consideration in excess of $50 million;
(f)any disposition of any assets outside of the ordinary course of business (whether by merger, consolidation or otherwise) in one transaction or series of related transactions with a value in excess of $25 million, except to the extent the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of all amounts payable under this Note in accordance with the terms hereof and provided that this Note shall be repaid in connection therewith;
(g)adoption or approval of any material amendment to any equity-based benefit plan that provides for the issuance of securities other than Common Stock or options to acquire Common Stock;
(h)the Company or its Subsidiaries, directly or indirectly, entering into or conducting any transaction or series of related transactions (including entering into any contract, agreement or other arrangement or the purchase, sale, lease or exchange of any property or the rendering of any service) with an Excluded Holder;
(i)any sale, conveyance or transfer of all or substantially all of the property and/or assets of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation, statutory exchange, share transaction or any other business combination transaction of the Company or its Subsidiaries into or with any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) as a result of which such person or group shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company unless the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of all amounts payable under this Note in accordance with the terms hereof and provided that this Note shall be repaid in connection therewith (for the avoidance of doubt, other than any internal reorganization among the Company and its Subsidiaries, so long as the Company is the surviving entity in any merger, consolidation, statutory exchange or other business combination transaction involving the Company);
(j)the Company and its Subsidiaries incurring, or suffering to exist, Indebtedness other than amounts outstanding as of the Original Issue Date under the Financing Agreement plus up to $15 million revolving facility permitted to be incurred under and pursuant to the terms of the Financing Agreement, and any Refinancing Indebtedness of the foregoing, in each case exclusive of any capitalized or pay-in kind interest; provided that, in connection with any acquisition of any Person that is not an Affiliate, the immediately foregoing prohibitions shall not apply to any Indebtedness of a Target that is outstanding at the closing of the Acquisition so long as such Indebtedness (A) is non-recourse to the Company and its Subsidiaries (other than the Target) and (B) was not incurred in connection with or in contemplation of the Acquisition (for purposes of the foregoing, “non-recourse to the Company and its Subsidiaries” shall mean that, with respect to such Indebtedness of the Target, (1) neither the Company nor any of its Subsidiaries (other than the Target) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default under the Target’s Indebtedness would permit upon notice, lapse of time or both any holder of Pre-Acquisition Indebtedness to declare a default on the Pre-Acquisition Indebtedness or cause the payment of the Pre-Acquisition Indebtedness to be accelerated or payable prior to its stated maturity; and (3) as to which the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Company or any of its Subsidiaries (other than the Target)); ); provided, further, that the foregoing prohibitions in this Section 3(j) shall not apply to the incurrence of any Indebtedness of the Company or its Subsidiaries so long as the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of all amounts payable under this Note in accordance with the terms hereof and provided that this Note shall be repaid in connection therewith;
(k)the appointment or removal without cause of the chief executive officer of the Company, chief technology officer of the Company, or any director designated by the Series A-2 and A-3 Majority Holders pursuant to the Certificate of Designation;
(l)increase the size of the Board of Directors of the Company to more than eight (8) directors;
(m)use the proceeds from the issuance of the Series A-3 Preferred Stock for any purpose other than general corporate purposes; provided that, at least $10 million of such proceeds shall have been promptly (from the date of the issuance of the Series A-3 Preferred Stock) applied by the Company, in the Company’s commercially reasonable discretion, to repurchase its outstanding Common Stock; provided, further, that (x) no more than $3 million of such proceeds may be used for such purchases of Common Stock in privately negotiated transactions or in the form of block trades, and (y) the seller in any such privately negotiated transaction or block trade may not be an Affiliate of the Company; or
(n)any agreement or commitment to do or take any action described in this Section 3.
4.Events of Default. The following events are referred to herein as “Events of Default”:
(a)The Company fails to make any payment called for by this Note and such failure shall continue unremedied for a period of three (3) Business Days;
(b)the Company’s breach of any covenant under this Note, unless such failure shall be cured to the reasonable satisfaction of the Holder within three (3) Business Days after the notice thereof by the Holder to the Company;
(c)this Note shall cease for any reason (other than termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect;
(d)the entry of one or more judgments or decrees against the Company or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $10,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;
(e)the occurrence of a Change of Control;

(f)an involuntary petition being filed against the Company under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law (unless such petition is dismissed or discharged within 60 days), or a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) being appointed to take possession, custody or control of any property of the Company; or
(g)the Company (a) files a petition seeking relief under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, or (b) consents to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any property of Company.
5.Remedies.
(a)Event of Default. Upon the occurrence and during the continuance of an Event of Default beyond the applicable cure periods, if any, provided therefor, the entire Debt then outstanding will at once become due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Holder may proceed to enforce payment of such balance or part thereof employing all remedies available to it in law or equity until the Debt is satisfied in full.
(b)All Remedies Available. The Holder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Note or in any instrument or assignment delivered to the Holder pursuant to this Note, or in aid of the exercise of any power granted in this Note or any such instrument or assignment.
(c)No Waiver of Remedies. For the avoidance of doubt, the occurrence of an Event of Default does not preclude the Holder from exercising its right to require payment pursuant to provisions of Section 1(a) in the form of setting the Maturity Date by demand. The Holder’s failure to exercise any remedy available to the Holder will not constitute a waiver of the right to exercise the same in the event of any subsequent default.
6.Definitions. As used herein, terms not otherwise defined in this Note shall have the following meanings:
“Company” has the meaning set forth in the Preamble of this Note.
“Debt” has the meaning set forth in the Preamble of this Note.
“Dollar” and “$” mean lawful money of the United States of America from time to time.
“Event of Default” has the meaning set forth in Section 4 of this Note.
“Holder” has the meaning set forth in the Preamble of this Note.
“Interest” has the meaning set forth in the Preamble of this Note.
“Interest Payment Date” has the meaning set forth in Section 1(a) of this Note.
“Interest Rate” means the Dividend Rate unless otherwise waived or lessened at the sole discretion of the Holder.

“Majority Holders” means the holders of a majority of the aggregate principal amount outstanding under this Note and any other comparable notes issued under the Certificate of Designation.
“Principal” has the meaning set forth in the Preamble of this Note.
“Securities” has the meaning set forth in Section 2 of this Note.
For all purposes relevant to this Note: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” and all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate proportional adjustment for stock splits, stock combinations, stock dividends and similar events.
7.Notices. All notices and other communications given or made under this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section :
If to the Company, to:

Mondee Holdings, Inc.
10800 Pecan Park Blvd.
Suite 315
Austin, Texas 78750
Attention: Jesus Portillo (jportillo@mondee.com)

with a copy to (which shall not constitute notice):

ReedSmith LLP
2850 N. Harwood Street | Suite 1500
Dallas, TX 75201
Attn: Lynwood E. Reinhardt, Esq. (lreinhardt@reedsmith.com)

If to the Holder, to:

Tuesday Investor LLC
        c/o Davidson Kempner Capital Management LP
        520 Madison Avenue, 30th Floor
        New York, NY 10022
Attn: Travis Troyer, Gregory Feldman, Patrick Gilmartin (ttroyer@dkp.com; gfeldman@dkp.com; pgilmartin@dkp.com)

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas
New York, NY 10036
Attn: Robb Tretter; Sam Badawi (robb.tretter@ropesgray.com; sam.badawi@ropesgray.com)

8.Amendments and Waivers. This Note may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act, but only by an instrument in writing signed by the Company and the Holder.
9.Transfer of Note; Successors and Assigns. Prior to the delivery of the Promissory Note Election Notice, the Holder may assign or otherwise transfer from time to time in compliance with applicable securities laws, without the consent of the Company, all or any portion of this Note with the corresponding proportionate amount of shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock held by such Holder to any Person (other than a Prohibited Transferee), and the Note shall be in an amount equal to the transferee’s post-transfer, pro rata shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock in proportion to the shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock held by all holders thereof. Following delivery of the Promissory Note Election Notice, this Note may be assigned or otherwise transferred by the Holder from time to time in compliance with applicable securities laws without the consent of the Company. In the event the Holder assigns or otherwise transfers all or any part of this Note, the Company shall, upon the request of the Holder issue new Notes to effectuate such assignment or transfer. In the event of any such assignment or transfer pursuant to this Section 9, the obligations of the Company hereunder shall inure to the benefit of all such assigns and successors. The Company may not assign or delegate its obligations hereunder without the prior written consent of the Holder, and any purported assignment without such consent shall be void and of no effect. This Note applies to, inures to the benefit of, and binds the successors of the parties hereto.
10.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)Governing Law. This Note shall be governed by the laws of the State of Delaware without giving effect, to the extent permitted by applicable law, to any conflict of law principles that would result in the application of any other law.
(b)Consent to Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(c)WAIVER OF JURY TRIAL. EACH PARTY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE),

BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
11.Waiver, No Impairment.
(a)To the extent that such waiver is not prohibited by any Requirement of Law and cannot be waived, the Company hereby expressly waives: (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Note), protests, notices of protest and notices of dishonor; (ii) any requirement of diligence or promptness on the part of the Holder in the enforcement of its rights under this Note; (iii) any and all notices of every kind and description which may be required to be given by any Requirement of Law; and (iv) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Note or with respect to the Debt.
(b)The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will, at all times, in good faith, assist in carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
12.No Waiver by Holder. No delay or omission by the Holder in exercising any right under this Note shall operate as a waiver of that or any other right. A waiver or consent given by the Holder on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
13.Expenses. In connection with the occurrence of an Event of Default, the Company shall pay all costs and expenses of every kind incurred in connection with any proceedings to collect any liabilities evidenced by this Note, including reasonable attorneys’ fees.
14.Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of the original Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date.
15.Severability. The invalidity or unenforceability of any provisions of this Note in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Note in such jurisdiction or the validity, legality or enforceability of this Note, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Company and the Holder hereunder shall be enforceable to the fullest extent permitted by Requirements of Law. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Company and the Holder will negotiate in good faith to modify this Note so as to effect the original intent of the Company and the Holder as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.Section Headings. The section headings contained in this Note are solely for the purpose of reference, are not part of the agreement of the Company and the Holder and shall not in any way affect the meaning or interpretation of this Note. All references in this Note to Sections are to sections of this Note, unless otherwise indicated.
17.Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first written above.
COMPANY

MONDEE HOLDINGS, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:
HOLDER

TUESDAY INVESTOR LLC

By: Madave Management LLC, its manager

By:________________________________
Name:
Title: